For Immediate Release

Level One Bancorp, Inc. reports fourth quarter 2021 net income of $7.1 million, representing $0.85 diluted earnings per common share

Farmington Hills, MI – January 28, 2022 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported its financial results for the fourth quarter of 2021, which included net income of $7.1 million, or $0.85 diluted earnings per common share. This compares to net income of $8.4 million, or $1.02 diluted earnings per common share, in the fourth quarter of 2020.

Patrick J. Fehring, Chief Executive Officer of Level One, commented, "We closed out 2021 with solid fourth quarter earnings of $7.1 million while generating record net income for 2021 of $32.5 million, a 59.10% increase over 2020 net income. During 2021 we provided over $234.3 million through the SBA Paycheck Protection Program (“PPP”) in lending support of our business clients. Level One Bank continues to benefit from the new relationships formed through the SBA PPP program. Additionally, we increased total loans net of PPP loans by 9.97%, increased deposits by 3.91%, and reduced our non-performing assets by $7.3 million or 38.93% from December 31, 2020. Most importantly, we are proud of the unwavering commitment of our entire Level One Team to our clients and the communities we serve."

Fourth Quarter 2021 Highlights

•Total loans decreased 3.89% to $1.65 billion at December 31, 2021, compared to $1.72 billion at September 30, 2021
•Total loans, excluding a decrease of $71.1 million of PPP loans, increased $4.2 million, or 1.07% annualized, during the fourth quarter of 2021
•Total assets decreased 1.10% to $2.52 billion at December 31, 2021, compared to $2.54 billion at September 30, 2021
•Total deposits decreased 1.30% to $2.04 billion at December 31, 2021, compared to $2.07 billion at September 30, 2021
•Book value per common share increased 1.67% to $28.02 per common share at December 31, 2021, compared to $27.56 per common share at September 30, 2021
•Tangible book value per common share increased 2.19% to $22.37 per common share at December 31, 2021, compared to $21.89 per common share at September 30, 2021
•Net income of $7.1 million decreased 25.25% from $9.5 million in the preceding quarter
•Diluted earnings per common share of $0.85 decreased 26.72% compared to $1.16 in the preceding quarter, and 16.67% compared to $1.02 in the fourth quarter of 2020.
•Net interest margin, on a fully taxable equivalent ("FTE") basis, was 3.22%, compared to 3.47% in the preceding quarter and 3.27% in the fourth quarter of 2020
•Noninterest income decreased $1.3 million to $4.7 million in the fourth quarter of 2021, compared to $6.0 million in the preceding quarter
•Noninterest expense increased $134 thousand to $16.1 million in the fourth quarter of 2021, compared to $16.0 million in the preceding quarter, and included $609 thousand in merger related expenses
•Provision for loan loss increased $848 thousand to a $341 thousand recovery of provision in the fourth quarter of 2021, compared to a $1.2 million recovery of provision in the preceding quarter

Net Interest Income and Net Interest Margin

Level One's net interest income decreased $1.2 million, or 5.87%, to $19.3 million in the fourth quarter of 2021, compared to $20.5 million in the preceding quarter, and increased $205 thousand, or 1.07%, compared to $19.1 million in the fourth quarter of 2020. The decrease in net interest income compared to the preceding quarter was primarily due to a decrease of $1.4 million of interest income on loans as a result of lower average loan balances and fewer PPP loans forgiven. The increase in net interest income year over year was primarily due to an increase of $432 thousand of interest on investment securities due to increased volumes of investment securities and decreases in interest expense on deposits of $1.1 million due to lower interest rates paid as a result of revised internal deposit rates and interest expense on subordinated notes of $241 thousand due to the redemption of $15.0 million in subordinated notes. This was partially offset by a decrease of $1.6 million of interest income on loans.

Level One’s net interest margin, on a FTE basis, was 3.22% in the fourth quarter of 2021, compared to 3.47% in the preceding quarter and 3.27% in the fourth quarter of 2020. The decrease in the net interest margin compared to the preceding quarter was primarily a result of a decrease in average loan yields of 14 basis points to 4.46% in the fourth quarter of 2021 compared to 4.60% in the preceding quarter. The decrease in average loan yields was primarily due to a shift in the loan mix as a result of pay downs on commercial loans with significant increases in residential loan balances and fewer PPP loans forgiven.

Noninterest Income

Level One's noninterest income decreased $1.3 million, or 21.75%, to $4.7 million in the fourth quarter of 2021, compared to $6.0 million in the preceding quarter, and decreased $3.4 million, or 41.71%, compared to $8.1 million in the fourth quarter of 2020. The decrease in noninterest income compared to the preceding quarter was primarily attributable to a decrease of $1.1 million in mortgage banking activities and a decrease of $220 thousand in other charges and fees. The decrease in the mortgage banking activities income compared to the preceding quarter was primarily due to $2.4 million fewer residential loan originations held for sale and $10.2 million fewer residential loans sold as well as smaller margins on loans sold. The decrease in other charges and fees compared to the preceding quarter was primarily due to no interest rate swap fees and fewer tax credits as a result of legislation enacted in response to the COVID-19 pandemic recognized during the preceding quarter.

The decrease in noninterest income in the fourth quarter of 2021 compared to the same period in 2020 was primarily due to a decrease of $3.7 million in mortgage banking activities. This was partially offset by an increase of $227 thousand in service charges on deposits. The decrease in mortgage banking activities compared to the fourth quarter of 2020 was primarily due to $41.6 million fewer residential loan originations held for sale and $51.2 million fewer residential loans sold. The higher volumes in the fourth quarter of 2020 were primarily as a result of the significant decrease in interest rates during 2020 while interest rates have remained relatively stable in 2021. The increase in service charges on deposits was primarily due to higher transaction volumes and deposit balances.

Noninterest Expense

Level One's noninterest expense increased $134 thousand, or 0.84%, to $16.1 million in the fourth quarter of 2021, compared to $16.0 million in the preceding quarter, and increased $662 thousand, or 4.28%, compared to $15.5 million in the fourth quarter of 2020. The increase in noninterest expense compared to the preceding quarter was primarily attributable to increases of $738 thousand in other expenses and $431 thousand in professional service fees partially offset by a decrease of $1.0 million in salary and employee benefits. The increase in other expenses compared to the third quarter of 2021 was primarily due to increases of $569 thousand in fraud losses and $123 thousand in provision for unfunded commitments. The increase in professional service fees was primarily due to increases of $185 thousand in other professional fees and $153 thousand in legal fees as a result of the merger, as well as a $105 thousand increase in audit fees. The decrease in salary and employee benefits compared to the preceding quarter was primarily due to decreases of $414 thousand in mortgage commissions and $100 thousand in incentive compensation along with an increase of $342 thousand in deferred loan costs.

The increase in noninterest expense in the fourth quarter of 2021 compared to the same period in 2020 was mainly attributable to increases of $914 thousand in other expenses, $484 thousand in professional service fees, and $199 thousand in marketing expense. These increases were partially offset by decreases of $686 thousand in salary and employee benefits and $148 thousand in FDIC premium expense. The increase in other expenses compared to the fourth quarter of 2020 was primarily due to increases of $573 thousand in fraud losses and $197 thousand in captive insurance reserves. The increase in professional service fees was primarily due to increases of $312 thousand in legal fees and $196 thousand in other professional fees as a result of merger related costs. The increase in marketing expense was primarily due to general marketing and advertising for the bank. The decrease in salary and employee benefits compared to the fourth quarter of 2020 was primarily due to a decrease of $634 thousand in incentive compensation and an increase of $452 thousand in deferred loan costs partially offset by an increase of $444 thousand in salaries expense. The decrease in FDIC premium expense was primarily due to an improvement in our capital ratios and income levels.

The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, was 67.07% for the fourth quarter of 2021, compared to 60.21% for the preceding quarter and 56.81% in the fourth quarter of 2020.

Income Tax Expense

Level One's income tax provision was $1.2 million, or 14.30% of pretax income, in the fourth quarter of 2021, as compared to $2.3 million, or 19.49% of pretax income, in the preceding quarter and $1.8 million, or 18.05% of pretax income, in the fourth quarter of 2020.

Loan Portfolio

Total loans were $1.65 billion at December 31, 2021, a decrease of $66.9 million, or 3.89%, from $1.72 billion at September 30, 2021, and down $70.8 million, or 4.11%, from $1.72 billion at December 31, 2020. The decrease in total loans compared to September 30, 2021 was primarily due to $71.1 million of PPP loans forgiven by the SBA during the fourth quarter partially offset by a net increase of $4.2 million, or 1.07% annualized growth, in the remainder of the loan portfolio. The decrease in total loans compared to December 31, 2020, was primarily due to a $213.6 million net decrease in PPP loans (originated and forgiven) which was partially offset by a net increase of $142.9 million in the remainder of the loan portfolio.

Investment Securities

The investment securities portfolio grew $8.1 million, or 2.06%, to $397.6 million at December 31, 2021, from $389.5 million at September 30, 2021, and up $94.9 million, or 31.32%, from $302.7 million at December 31, 2020. The increase in the investment securities portfolio compared to September 30, 2021 was primarily due to the purchase of $20.6 million of investment securities using excess cash balances generated by payoffs of PPP loans, partially offset in part by $12.6 million of sales, calls, or maturity of investment securities, principal pay downs, amortization and accretion, and fair market value adjustments. The increase in investment securities compared to December 31, 2020, was primarily due to the purchase of $135.9 million of securities between the two dates using excess cash balances generated by the payoffs and forgiveness of PPP loans, partially offset by $41.1 million of sales, calls, or maturity of investment securities, principal pay downs, amortization and accretion, and fair market value adjustments.

Deposits

Total deposits were $2.04 billion at December 31, 2021, a decrease of $26.9 million, or 1.30%, from $2.07 billion at September 30, 2021, and up $76.8 million, or 3.91%, from $1.96 billion at December 31, 2020. The decrease in deposits compared to September 30, 2021 was primarily due to runoff related to deposit pricing opportunities. The growth in deposits compared to December 31, 2020 was primarily due to organic deposit growth as a result of increased customer liquidity and new customer growth. Total deposit composition at December 31, 2021 consisted of 50.86% of demand deposit accounts, 28.27% of savings and money market accounts and 20.87% of time deposits.

Borrowings

Total debt outstanding was $208.4 million at December 31, 2021, a decrease of $3.3 million, or 1.58%, from $211.7 million at September 30, 2021, and down $21.9 million, or 9.51%, from $230.3 million at December 31, 2020. The decrease in total borrowings compared to September 30, 2021 was primarily due to a decrease of $3.0 million in FHLB borrowings. The decrease in total borrowings compared to December 31, 2020 was primarily due to a decrease of $6.0 million in FHLB borrowings as well as the redemption of $15.0 million of subordinated notes. The Company would have paid approximately $721 thousand in interest in 2021 on the redeemed subordinated notes.

Asset Quality

Nonaccrual loans were $11.3 million, or 0.68% of total loans, at December 31, 2021, a decrease of $844 thousand from nonaccrual loans of $12.1 million, or 0.71% of total loans, at September 30, 2021, and a decrease of $7.5 million from nonaccrual loans of $18.8 million, or 1.09% of total loans, at December 31, 2020. The decrease in nonaccrual loans compared to December 31, 2020 was primarily due to pay offs of four commercial loan relationships totaling $5.4 million, paydowns on four commercial loan relationships totaling $3.9 million, and one $759 thousand residential loan relationship moving back to accruing. This was partially offset by two commercial loan relationships moving to nonaccrual status totaling $2.6 million.

Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.46% at December 31, 2021, compared to 0.48% at September 30, 2021, and 0.77% at December 31, 2020.

Performing troubled debt restructured loans, which are not reported as nonaccrual loans but rather as part of impaired loans, were $699 thousand at December 31, 2021 compared to $762 thousand at September 30, 2021, and $978 thousand at December 31, 2020. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans. In accordance with bank regulatory guidance, troubled debt restructurings do not include short-term modifications made on a good-faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief. As of December 31, 2021, there were no loans that remained on a COVID-related deferral compared to $1.1 million as of September 30, 2021.

Net recoveries in the fourth quarter of 2021 were $35 thousand, or 0.01% of average loans on an annualized basis, compared to $224 thousand of net charge-offs, or 0.05% of average loans on an annualized basis for the preceding quarter and $496 thousand of net charge-offs, or 0.11% of average loans on an annualized basis, in the fourth quarter of 2020.

Level One's provision for loan losses in the fourth quarter of 2021 was a provision recovery of $341 thousand, compared to provision recovery of $1.2 million in the preceding quarter and provision expense of $1.5 million in the fourth quarter of 2020. The decrease in the provision recovery quarter over quarter was primarily due to an increase of $1.2 million in general reserve expense as a result of a reduction in qualitative factors within the allowance for loan loss model as a result of improved credit quality during the preceding quarter, partially offset by a decrease in net charge-offs of $261 thousand. The decrease in the provision expense in the fourth quarter of 2021 compared to the same period in 2020 was primarily due to a decrease in general reserves of $2.0 million resulting from a decrease in qualitative factors and a decrease of $532 thousand in net charge-offs. This was partially offset by a $445 thousand increase in specific reserves. The Company will continue to evaluate the fluid situation in regard to the COVID-19 pandemic and will take further action to appropriately record additional provision for loan losses or decrease the level of the provision for loan losses should there be any indications of significant changes in the credit quality of our portfolio as a result of the COVID-19 pandemic.

The allowance for loan losses was $21.4 million, or 1.30% of total loans, at December 31, 2021, compared to $21.7 million, or 1.26% of total loans, at September 30, 2021, and $22.3 million, or 1.29% of total loans, at December 31, 2020. Excluding PPP loans of $76.5 million, $147.6 million, and $290.1 million as of these dates, respectively, the allowance for loan losses as a percentage of total loans was 1.36% as of December 31, 2021, compared to 1.38% as of September 30, 2021 and 1.56% as of December 31, 2020 (see section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" for further details). The allowance for loan losses as a percentage of total loans excluding PPP loans decreased compared to December 31, 2020 as a result of a reduction in qualitative factors within the allowance for loan loss model as a result of improved credit quality. As of December 31, 2021, the allowance for loan losses as a percentage of nonaccrual loans was 189.79%, compared to 179.11% at September 30, 2021, and 118.50% at December 31, 2020.

Capital

Total shareholders’ equity was $240.1 million at December 31, 2021, an increase of $6.2 million, or 2.63%, compared with $233.9 million at September 30, 2021, and increased $24.8 million, or 11.50%, from $215.3 million at December 31, 2020. The increase in shareholders' equity quarter over quarter and year over year was primarily as a result of an increase in retained earnings.

Recent Developments

Fourth Quarter Common Stock Dividend: On December 15, 2021, Level One’s Board of Directors declared a quarterly cash dividend of $0.06 per share. This dividend was paid on January 15, 2022, to stockholders of record at the close of business on December 31, 2021.

First Quarter Preferred Stock Dividend: On January 19, 2022, Level One’s Board of Directors declared a quarterly cash dividend of $46.88 per share on its 7.50% Non-Cumulative Perpetual Preferred Stock, Series B. Holders of depositary shares will receive $0.4688 per depositary share. The dividend is payable on February 15, 2022, to shareholders of record at the close of business on January 31, 2022.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $2.52 billion as of December 31, 2021. It operates sixteen banking centers throughout Metro Detroit, Ann Arbor, Grand Rapids, and Jackson and provides a variety of commercial, small business, and consumer banking services. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year," one of American Banker Magazine's "Top 200 Community Banks in the Nation," one of Metro Detroit's "Best & Brightest Companies to Work For" and more. Level One Bank’s business banking division provides a broad spectrum of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, MEDC loans, export-import financing, and a full suite of treasury management services. The consumer banking division offers a range of personal checking, savings and CD products and a complete array of consumer loan products including residential mortgages, new construction and renovation loans, home equity lines of credit, auto loans, and credit card services. Level One Bank offers a variety of digital banking services including online banking, robust mobile banking apps, online account opening and online loan applications for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue," "annualized" or similar terminology. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, changes in benchmark interest rates used to price loans and deposits in connection with the transition from LIBOR, and changes in tax laws, regulations and guidance, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended,
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2021	2021	2021	2021	2020
Earnings Summary
Interest income	$21,040	$22,322	$21,737	$21,551	$22,181
Interest expense	1,729	1,807	2,121	2,394	3,075
Net interest income	19,311	20,515	19,616	19,157	19,106
Provision expense (recovery) for loan losses	(341)	(1,189)	540	265	1,538
Noninterest income	4,727	6,041	4,326	7,278	8,110
Noninterest expense	16,123	15,989	14,588	15,139	15,461
Income before income taxes	8,256	11,756	8,814	11,031	10,217
Income tax provision	1,181	2,291	1,835	2,072	1,844
Net income	$7,075	$9,465	$6,979	$8,959	$8,373
Preferred stock dividends	469	468	469	469	479
Net income available to common shareholders	6,606	8,997	6,510	8,490	7,894
Net income allocated to participating securities	100	138	92	111	65
Net income attributable to common shareholders	$6,506	$8,859	$6,418	$8,379	$7,829
Per Share Data
Basic earnings per common share	$0.86	$1.19	$0.85	$1.11	$1.02
Diluted earnings per common share	0.85	1.16	0.84	1.10	1.02
Book value per common share	28.02	27.56	26.48	25.40	25.14
Tangible book value per common share (1)	22.37	21.89	20.84	19.78	19.63
Preferred shares outstanding (in thousands)	10	10	10	10	10
Common shares outstanding (in thousands)	7,734	7,640	7,629	7,630	7,634
Average basic common shares (in thousands)	7,565	7,519	7,520	7,528	7,642
Average diluted common shares (in thousands)	7,706	7,638	7,633	7,612	7,695
Selected Period End Balances
Total assets	$2,515,869	$2,543,883	$2,506,523	$2,572,726	$2,442,982
Securities available-for-sale	397,551	389,528	376,453	346,266	302,732
Total loans	1,652,771	1,719,717	1,775,243	1,861,691	1,723,537
Total deposits	2,040,082	2,066,992	2,031,808	2,093,965	1,963,312
Total liabilities	2,275,778	2,309,949	2,281,114	2,355,539	2,227,655
Total shareholders' equity	240,091	233,934	225,409	217,187	215,327
Total common shareholders' equity	216,719	210,562	202,037	193,815	191,955
Tangible common shareholders' equity (1)	173,033	167,262	159,022	150,887	149,844
Performance and Capital Ratios
Return on average assets (annualized)	1.11%	1.50%	1.09%	1.44%	1.35%
Return on average equity (annualized)	11.92	16.32	12.52	16.31	15.61
Net interest margin (fully taxable equivalent)(2)	3.22	3.47	3.30	3.33	3.27
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	67.07	60.21	60.93	57.27	56.81
Dividend payout ratio	6.96	5.08	7.02	4.50	4.90
Total shareholders' equity to total assets	9.54	9.20	8.99	8.44	8.81
Tangible common equity to tangible assets (1)	7.00	6.69	6.46	5.96	6.24
Common equity tier 1 to risk-weighted assets	10.37	9.82	9.66	9.63	9.30
Tier 1 capital to risk-weighted assets	11.75	11.19	11.09	11.11	10.80
Total capital to risk-weighted assets	14.76	14.19	14.15	15.18	14.91
Tier 1 capital to average assets (leverage ratio)	7.93	7.68	7.24	7.15	6.93
Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	(0.01)%	0.05%	(0.01)%	—%	0.11%
Nonperforming assets as a percentage of total assets	0.46	0.48	0.55	0.60	0.77
Nonaccrual loans as a percent of total loans	0.68	0.71	0.77	0.83	1.09
Allowance for loan losses as a percentage of total loans	1.30	1.26	1.30	1.21	1.29
Allowance for loan losses as a percentage of nonaccrual loans	189.79	179.11	168.64	146.95	118.50
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	184.58	173.58	163.76	142.62	114.95
(1) See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" below.
(2) Presented on a tax equivalent basis using a 21% tax rate.

Consolidated Balance Sheets
	As of
	December 31,	September 30,	December 31,
(Dollars in thousands)	2021	2021	2020
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$330,146	$293,824	$264,071
Securities available-for-sale	397,551	389,528	302,732
Other investments	14,398	14,398	14,398
Mortgage loans held for sale, at fair value	12,902	15,351	43,482
Loans:
Originated loans	1,486,969	1,537,145	1,498,458
Acquired loans	165,802	182,572	225,079
Total loans	1,652,771	1,719,717	1,723,537
Less: Allowance for loan losses	(21,425)	(21,731)	(22,297)
Net loans	1,631,346	1,697,986	1,701,240
Premises and equipment, net	14,903	15,170	15,834
Goodwill	35,554	35,554	35,554
Mortgage servicing rights, net	5,604	5,051	3,361
Other intangible assets, net	2,528	2,695	3,196
Other real estate owned	201	—	—
Bank-owned life insurance	29,960	29,774	18,200
Income tax benefit	4,829	4,041	3,686
Interest receivable and other assets	35,947	40,511	37,228
Total assets	$2,515,869	$2,543,883	$2,442,982
Liabilities
Deposits:
Noninterest-bearing demand deposits	$796,782	$791,879	$618,677
Interest-bearing demand deposits	240,781	179,814	127,920
Money market and savings deposits	576,718	631,551	619,900
Time deposits	425,801	463,748	596,815
Total deposits	2,040,082	2,066,992	1,963,312
Borrowings	178,682	182,058	185,684
Subordinated notes	29,694	29,668	44,592
Other liabilities	27,320	31,231	34,067
Total liabilities	2,275,778	2,309,949	2,227,655
Shareholders' equity
Preferred stock, no par value per share; authorized-50,000 shares; issued and outstanding - 10,000 shares, with a liquidation preference of $2,500 per share, at December 31, 2021, September 30, 2021 and December 31, 2020	23,372	23,372	23,372
Common stock, no par value per share; authorized - 20,000,000 shares; issued and outstanding - 7,733,726 shares at December 31, 2021, 7,639,544 shares at September 30, 2021 and 7,633,780 shares at December 31, 2020	88,851	86,926	87,615
Retained earnings	124,923	118,781	96,158
Accumulated other comprehensive income, net of tax	2,945	4,855	8,182
Total shareholders' equity	240,091	233,934	215,327
Total liabilities and shareholders' equity	$2,515,869	$2,543,883	$2,442,982

Consolidated Statements of Income
	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share data)	2021	2021	2020	2021	2020
Interest income	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Originated loans, including fees	$16,770	$17,796	$17,439	$68,555	$62,069
Acquired loans, including fees	2,277	2,651	3,234	10,809	14,421
Securities:
Taxable	1,141	1,054	747	4,036	2,677
Tax-exempt	630	630	592	2,510	2,486
Federal funds sold and other	222	191	169	740	986
Total interest income	21,040	22,322	22,181	86,650	82,639
Interest Expense
Deposits	870	965	1,954	4,313	10,993
Borrowed funds	466	468	487	1,875	2,353
Subordinated notes	393	374	634	1,863	2,537
Total interest expense	1,729	1,807	3,075	8,051	15,883
Net interest income	19,311	20,515	19,106	78,599	66,756
Provision expense (recovery) for loan losses	(341)	(1,189)	1,538	(725)	11,872
Net interest income after provision for loan losses	19,652	21,704	17,568	79,324	54,884
Noninterest income
Service charges on deposits	875	859	648	3,311	2,446
Net gain on sales of securities	1	—	—	21	1,862
Mortgage banking activities	3,105	4,216	6,810	15,843	22,190
Other charges and fees	746	966	652	3,197	3,216
Total noninterest income	4,727	6,041	8,110	22,372	29,714
Noninterest expense
Salary and employee benefits	9,528	10,551	10,214	39,353	38,304
Occupancy and equipment expense	1,660	1,680	1,776	6,631	6,549
Professional service fees	1,278	847	794	3,542	2,935
Acquisition and due diligence fees	—	—	—	—	1,654
FDIC premium expense	249	244	397	1,027	1,119
Marketing expense	446	428	247	1,288	956
Loan processing expense	228	231	245	983	935
Data processing expense	916	928	859	4,125	3,460
Core deposit premium amortization	167	167	192	668	768
Other expense	1,651	913	737	4,222	3,552
Total noninterest expense	16,123	15,989	15,461	61,839	60,232
Income before income taxes	8,256	11,756	10,217	39,857	24,366
Income tax provision	1,181	2,291	1,844	7,379	3,953
Net income	7,075	9,465	8,373	32,478	20,413
Preferred stock dividends	469	468	479	1,875	479
Net income attributable to common shareholders	$6,606	$8,997	$7,894	$30,603	$19,934
Earnings per common share:
Basic earnings per common share	$0.86	$1.19	$1.02	$4.00	$2.58
Diluted earnings per common share	$0.85	$1.16	$1.02	$3.95	$2.57
Cash dividends declared per common share	$0.06	$0.06	$0.05	$0.24	$0.20
Weighted average common shares outstanding—basic	7,565	7,519	7,642	7,536	7,627
Weighted average common shares outstanding—diluted	7,706	7,638	7,695	7,650	7,686

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended			For the twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2021	2021	2020	2021	2020
Average Balance Sheets:
Gross loans(1)	$1,696,073	$1,763,214	$1,832,912	$1,791,671	$1,730,470
Investment securities: (2)
Taxable	289,146	265,885	182,522	254,913	138,837
Tax-exempt	104,945	104,063	92,792	103,609	96,020
Interest earning cash balances	297,926	221,261	213,502	218,931	194,545
Other investments	14,398	14,398	14,398	14,398	12,903
Total interest-earning assets	$2,402,488	$2,368,821	$2,336,126	$2,383,522	$2,172,775
Non-earning assets	146,046	151,077	138,989	145,990	135,229
Total assets	$2,548,534	$2,519,898	$2,475,115	$2,529,512	$2,308,004

Interest-bearing demand deposits	215,685	156,977	123,201	162,405	115,249
Money market and savings deposits	586,464	624,190	611,162	613,883	496,827
Time deposits	455,439	489,261	601,900	519,447	573,823
Borrowings	182,080	181,911	187,399	183,503	279,949
Subordinated notes	29,677	29,657	44,569	36,376	44,490
Total interest-bearing liabilities	$1,469,345	$1,481,996	$1,568,231	$1,515,614	$1,510,338
Noninterest bearing demand deposits	811,394	774,926	659,333	754,376	574,537
Other liabilities	30,404	31,012	32,990	31,466	30,787
Shareholders' equity	237,391	231,964	214,561	228,056	192,342
Total liabilities and shareholders' equity	$2,548,534	$2,519,898	$2,475,115	$2,529,512	$2,308,004

Yields: (3)
Earning Assets
Gross loans	4.46%	4.60%	4.49%	4.43%	4.42%
Investment securities:
Taxable	1.57%	1.57%	1.63%	1.58%	1.93%
Tax-exempt	2.97%	2.99%	3.14%	3.02%	3.19%
Interest earning cash balances	0.15%	0.15%	0.11%	0.13%	0.24%
Other investments	3.00%	2.95%	2.98%	3.13%	4.07%
Total interest earning assets	3.50%	3.76%	3.80%	3.66%	3.83%

Interest-bearing liabilities
Interest-bearing demand deposits	0.14%	0.14%	0.19%	0.14%	0.28%
Money market and savings deposits	0.16%	0.17%	0.35%	0.19%	0.56%
Time deposits	0.49%	0.53%	0.89%	0.56%	1.38%
Borrowings	1.02%	1.02%	1.03%	1.02%	0.84%
Subordinated notes	5.25%	5.00%	5.66%	5.12%	5.70%
Total interest-bearing liabilities	0.47%	0.48%	0.78%	0.53%	1.05%

Interest Spread	3.03%	3.28%	3.02%	3.13%	2.78%
Net interest margin(4)	3.19%	3.44%	3.25%	3.30%	3.07%
Tax equivalent effect	0.03%	0.03%	0.02%	0.03%	0.03%
Net interest margin on a fully tax equivalent basis	3.22%	3.47%	3.27%	3.33%	3.10%
(1) Includes nonaccrual loans.
(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $156 thousand, $155 thousand, and $140 thousand on tax-exempt securities for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively, and $617 thousand and $574 thousand for the twelve months ended December 31, 2021 and 2020, respectively, using a federal income tax rate of 21%.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition
	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2021	2021	2021	2021	2020
Commercial real estate:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-owner occupied	$467,364	$479,633	$477,715	$449,690	$445,810
Owner-occupied	283,400	295,228	301,615	300,175	275,022
Total commercial real estate	750,764	774,861	779,330	749,865	720,832
Commercial and industrial	460,530	540,546	642,606	794,096	685,504
Residential real estate	440,640	403,517	352,513	316,089	315,476
Consumer	837	793	794	1,641	1,725
Total loans	$1,652,771	$1,719,717	$1,775,243	$1,861,691	$1,723,537

Impaired Assets
	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2021	2021	2021	2021	2020
Nonaccrual loans	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Commercial real estate	$4,246	$3,768	$4,536	$4,542	$7,320
Commercial and industrial	4,208	4,746	5,247	6,822	7,490
Residential real estate	2,819	3,610	3,931	3,987	3,991
Consumer	16	9	10	13	15
Total nonaccrual loans	11,289	12,133	13,724	15,364	18,816
Other real estate owned	201	—	—	—	—
Total nonperforming assets	11,490	12,133	13,724	15,364	18,816
Performing troubled debt restructurings
Commercial and industrial	334	336	336	335	546
Residential real estate	365	426	429	430	432
Total performing troubled debt restructurings	699	762	765	765	978
Total impaired assets	$12,189	$12,895	$14,489	$16,129	$19,794

Loans 90 days or more past due and still accruing	$162	$162	$387	$328	$269

GAAP Reconciliation of Non-GAAP Financial Measures

    Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity, tangible book value per common share, the ratio of tangible common equity to tangible assets, and allowance for loan loss as a percentage of total loans, excluding PPP loans. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.

    The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

Tangible Common Shareholders' Equity, Tangible Common Equity to Tangible Assets Ratio and Tangible Book Value Per Common Share
	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2021	2021	2021	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total shareholders' equity	$240,091	$233,934	$225,409	$217,187	$215,327
Less:
Preferred stock	23,372	23,372	23,372	23,372	23,372
Total common shareholders' equity	216,719	210,562	202,037	193,815	191,955
Less:
Goodwill	35,554	35,554	35,554	35,554	35,554
Mortgage servicing rights, net	5,604	5,051	4,599	4,346	3,361
Other intangible assets, net	2,528	2,695	2,862	3,028	3,196
Tangible common shareholders' equity	$173,033	$167,262	$159,022	$150,887	$149,844

Common shares outstanding (in thousands)	7,734	7,640	7,629	7,630	7,634
Tangible book value per common share	$22.37	$21.89	$20.84	$19.78	$19.63

Total assets	$2,515,869	$2,543,883	$2,506,523	$2,572,726	$2,442,982
Less:
Goodwill	35,554	35,554	35,554	35,554	35,554
Mortgage servicing rights, net	5,604	5,051	4,599	4,346	3,361
Other intangible assets, net	2,528	2,695	2,862	3,028	3,196
Tangible assets	$2,472,183	$2,500,583	$2,463,508	$2,529,798	$2,400,871

Tangible common equity to tangible assets	7.00%	6.69%	6.46%	5.96%	6.24%

Allowance for Loan Loss as a Percentage of Total Loans, Excluding PPP Loans
	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2021	2021	2021	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total loans	$1,652,771	$1,719,717	$1,775,243	$1,861,691	$1,723,537
Less:
PPP loans	76,505	147,645	259,303	405,770	290,135
Total loans, excluding PPP loans	$1,576,266	$1,572,072	$1,515,940	$1,455,921	$1,433,402

Allowance for loan loss	$21,425	$21,731	$23,144	$22,578	$22,297
Allowance for loan loss as a percentage of total loans	1.30%	1.26%	1.30%	1.21%	1.29%
Allowance for loan loss as a percentage of total loans, excluding PPP loans	1.36%	1.38%	1.53%	1.55%	1.56%